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                                                                  EXHIBIT (a)(8)

                                 FIREPOND, INC.

FROM:     MARGOT OERTEL

SUBJECT:  OFFER TO EXCHANGE OPTIONS

DATE:     JULY 16, 2001

In connection with Firepond, Inc.'s (the "Company") offer (the "Offer") to all eligible employees of the Company to exchange their outstanding options for new options, attached is a revised copy of the Offer to Exchange and the Letter of Transmittal in response to comments received from the Securities and Exchange Commission.

PLEASE REVIEW THE ATTACHED MATERIALS CAREFULLY AS THEY ARE IMPORTANT AND INCLUDE SUMMARIZED FINANCIAL INFORMATION FOR THE COMPANY. PLEASE NOTE THAT THE ECONOMIC TERMS OF THE OFFER HAVE NOT CHANGED. IF YOU HAVE ALREADY SUBMITTED A LETTER OF TRANSMITTAL, YOU DO NOT NEED TO SUBMIT ANOTHER COPY. HOWEVER, PURSUANT TO THE TERMS OF THE OFFER, YOU MAY CHANGE OR WITHDRAW YOUR LETTER OF TRANSMITTAL AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER. AS PREVIOUSLY INDICATED, THE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON JULY 25, 2001.

For your information, Firepond's Annual Report on Form 10-K for the year ended October 31, 2000 and the Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, are available on the Securities and Exchange Commission's web site at www.sec.gov. If you would like a paper copy of the Annual Report or Quarterly Report, please contact Margot Oertel by phone at (781) 487-8463 or by e-mail at margot.oertel@firepond.com.

In addition, on Thursday, July 19, 2001, we have two conference calls scheduled as follows:

9:00AM Eastern - For eligible International participants
12:00PM Eastern - For eligible US based remote participants and any other eligible participant that may have missed the on-site presentation and/or has further questions

The dail-in number will be the same for both calls as follows:
     US:                    877-322-9648
     International:         954-797-0718
     Participant Code:      403847

The presentation may be viewed via WebEx. Prior to the scheduled meeting time, go to firepond.webex.com to allow for downloading of any software that may be necessary to view the presentation. Click the "New User" button to check your configuration, test your Internet connection and confirm that WebEx Meeting Center is working and ready to go. This one-time setup takes less than 10 minutes.

Reminder: We ask that you make every effort to turn in your original stock option agreements if you choose to submit the Letter of Transmittal.

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